Exhibit 1-Share Purchase Agreement dated December 14th, 2007

Share Purchase Agreement

Symphony BPO Solutions Sdn Bhd

(formerly known as Vsource Asia Sdn Bhd)

SHARE PURCHASE AGREEMENT

BETWEEN

MERCANTILE CAPITAL PARTNERS I, LP

(Company No 36-4341483)

AND

SYMPHONY HOUSE BHD

(Company No. 592563-P)

Dated this 14th day of December, 2007

Share Purchase Agreement

Symphony BPO Solutions Sdn Bhd

(formerly known as Vsource Asia Sdn Bhd)

THIS AGREEMENT is made the 14th day of December 2007.

BETWEEN

(1)	MERCANTILE CAPITAL PARTNERS I, LP (Company No 36-4341483) an Illinois limited partnership incorporated in the United States of America and having an address at 3201 Old Glenview Road, Wilmette, Illinois 60091, United States of America (“the Vendor”) of the one part;

AND

(2)	SYMPHONY HOUSE BHD (Company No. 592563-P), a company incorporated in Malaysia and having its registered office at Level 17, Menara Milenium, Jalan Damanlela, Pusat Bandar Damansara, 50490, Kuala Lumpur, Malaysia (“the Purchaser”) of the other part.

RECITALS

A	The Company

Symphony BPO Solutions Sdn Bhd (formerly known as Vsource Asia Sdn Bhd) (Company No: 502982-W) (hereinafter referred to as “the Company”) is a company with limited liability incorporated in Malaysia under the Malaysian Companies Act 1965 and having its registered address at Level 17, Menara Milenium, Jalan Damanlela, Pusat Bandar Damansara, 50490, Kuala Lumpur, Malaysia. As at the date hereof, the Company’s authorised share capital is RM500,000 divided into 500,000 ordinary shares of RM1.00 each and its issued and paid-up capital is RM347,808 divided into 347,808 ordinary shares of RM1.00 each.

B	The Sale Shares

The Vendor is the registered holder of 15,201 ordinary shares of RM1.00 each in the Company (“Sale Shares”), all of which have been issued and are fully paid-up or credited as fully paid-up as at the date hereof. The Sale Shares represent 4.37% of the total issued and paid-up capital of the Company.

Share Purchase Agreement

Symphony BPO Solutions Sdn Bhd

(formerly known as Vsource Asia Sdn Bhd)

C	The TIG Shares

The Purchaser is the registered holder of 648,860 shares of common stock, par value US$0.01 per share in Tri-Isthmus Group, Inc, a company incorporated under the laws of the State of Delaware, United States of America and listed on the New York Stock Exchange (“TIG Shares”).

D	Agreement To Sell And Purchase

The Vendor is desirous of selling and the Purchaser is desirous of purchasing from the Vendor the Sale Shares, free from all encumbrances, charges, liens, pledges, interests, trusts or claims and together with, inter alia, all the rights, dividends, interests and benefits attached thereto as at the Completion Date (hereinafter defined) for the Purchase Consideration (hereinafter defined) upon the terms and subject to the conditions hereinafter contained.

NOW THIS AGREEMENT WITNESSETH as follows:

Section 2.01 Definitions

In this Agreement, unless there be something in the subject or context inconsistent therewith, the following terms shall have the following meanings namely:-

“Business Day”	means a day (other than Saturdays, Sundays and public holidays) on which banks and financial institutions are open for business in Kuala Lumpur and the state of Illinois, United States of America.

“Completion Date”	means the date of actual completion of the matters provided for in Section 7.01 hereto, which shall not exceed ninety (90) days from the date of this Agreement.

“Exchange Act”	means the US Securities Exchange Act of 1934, as amended from time to time.

“Parties”	means the Vendor and the Purchaser, and “Party”, shall if the context so permits means any one of them.

Share Purchase Agreement

Symphony BPO Solutions Sdn Bhd

(formerly known as Vsource Asia Sdn Bhd)

“Purchase Consideration”	means the total purchase consideration more particularly set out in Section 4.01(1) herein.

“Purchaser”	means SYMPHONY HOUSE BHD (Company No. 592563-P), and shall include its successors-in-title, persons deriving title thereunder and permitted assigns.

“Purchaser’s solicitors”	means Baker & McKenzie Wong & Leow, a firm of International and Singapore lawyers, Singapore and having an address at 1 Temasek Avenue, #27-01 Millenia Tower, Singapore 039192;

“Share Sale Documents”	(i) the original share certificate(s) in relation to the Sale Shares;

(ii) the share transfer form in respect of the Sale Shares duly executed under common seal by the Vendor or where common seal is not required, by two (2) duly authorised signatories of the Vendor, in the format attached to Schedule A herein and supported by a resolution of the board of directors /trustees of the Vendor/power of attorney by the Vendor authorising the execution of the share transfer form by the authorised signatories.

“Vendor”	means MERCANTILE CAPITAL PARTNERS I, LP (Company No 36-4341483) and shall include its successors-in-title, persons deriving title thereunder and permitted assigns.

“Vendor’s solicitors”	means Michael Best & Friedrich LLP.

“US”	means the United States of America.

Share Purchase Agreement

Symphony BPO Solutions Sdn Bhd

(formerly known as Vsource Asia Sdn Bhd)

Section 2.02 Interpretation

In this Agreement, unless there is something in the subject or context inconsistent with such construction or unless it is otherwise expressly provided:-

(1)	words denoting one gender include all other genders and words denoting the singular include the plural and vice versa;

(2)	words denoting persons include corporations, and vice versa;

(3)	where a word or phrase is given a defined meaning in this Agreement, any other part of speech or other grammatical form in respect of such word or phrase has a corresponding meaning;

(4)	where a word or phrase serves only to illustrate or emphasize any of the provisions of this Agreement, such word or phrase is not to be construed, or to take effect, as limiting the generality of such provision;

(5)	any reference to a recital, section, sub-section, sub-paragraph, paragraph, sub-clause, clause, schedule or Party is to the relevant recital, section, sub-section, sub-paragraph, paragraph, sub-clause, clause, schedule or Party of, or to, this Agreement and any reference to this Agreement or any of the provisions of this Agreement includes all amendments and modifications made to this Agreement from time to time in force;

(6)	any reference to a statutory provision includes any modification, consolidation or re-enactment thereof for the time being in force, and all statutory instruments or orders made pursuant thereto;

(7)	any reference to “writing”, or cognate expressions, includes any communication effected by telex, cable, facsimile transmission or other comparable means;

(8)	any reference to a “day”, “week”, “month” or “year” is to that day, week, month or year in accordance with the Gregorian calendar; and any reference to a time of day is to Kuala Lumpur, Malaysian time; and

(9)	if any period of time is specified from a given day, or the day of a given act or event, it is to be calculated exclusive of that day and if any period of time falls on a day which is not a Business Day, then that period is to be deemed to only expire on the next Business Day.

Section 2.03 Table of Contents & Headings

The table of contents, headings and sub-headings in this Agreement are inserted merely for convenience of reference and shall be ignored in the interpretation and construction of any of the provisions herein contained.

Share Purchase Agreement

Symphony BPO Solutions Sdn Bhd

(formerly known as Vsource Asia Sdn Bhd)

SALE AND PURCHASE OF THE SALE SHARES

Section 3.01 Sale And Purchase Of The Sale Shares

Subject to the terms of this Agreement, the Vendor shall sell and the Purchaser shall purchase the Sale Shares free from all encumbrances, charges, liens, pledges, interests, trusts or claims and together with all rights attaching thereto including, but without limitation, all bonuses, rights, dividends and distributions declared, made and paid as at and from the Completion Date.

THE PURCHASE CONSIDERATION

Section 4.01 Mode And Manner For The Satisfaction Of The Purchase Consideration

(1)	The total purchase consideration for the Sale Shares (hereinafter referred to as “the Purchase Consideration”) is US$1,824,430 comprising (i) a cash payment of US$750,000; (ii) delivery of a Promissory Note made by the Purchaser payable to the Vendor the principal amount of US$750,000 in the form attached hereto as Schedule B (“the Note”); and (iii) the transfer of the TIG Shares at US$0.50 per TIG Share amounting to US$324,430; to the Vendor. The Purchase Consideration is payable in the following manner:-

(a)	On the Completion Date, the Purchaser shall:

(i)	pay to the Vendor a cash sum amounting to US$750,000 (“the Cash Consideration”);

(ii)	deliver the Note, duly executed by the Purchaser, to the Vendor; and

(iii)	deliver to the Vendor the original share certificates for the TIG Shares duly signed for transfer of the said TIG Shares to the Vendor.

(b)	The Purchaser shall pay to the Vendor the amounts due and payable under the Note when due pursuant to the Note (“the Note Payment”).

(2)	The Cash Consideration and the Note Payment shall be paid by the Purchaser to the Vendor by way of bankers’ draft, cashiers’ order or such other manner as may be agreed to between the Parties.

Share Purchase Agreement

Symphony BPO Solutions Sdn Bhd

(formerly known as Vsource Asia Sdn Bhd)

REPRESENTATIONS AND WARRANTIES

Section 5.01 Vendor’s Representations and Warranties

The Vendor further warrants and represents to the Purchaser as follows:-

(1)	Authority. The Vendor has the full right, power and authority to execute, deliver and perform its obligations under this Agreement, and all corporate documentation or action required to be taken by it in order to execute, deliver and perform its obligations under this Agreement, has been taken by it, and, this Agreement when executed and delivered by it will constitute a valid and binding obligation of the Vendor, enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights or (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies;

(2)	Free from Encumbrances. The Vendor is entitled to sell the Sale Shares to the Purchaser together with all rights and benefits attaching thereto without the consent of any other person and the Sale Shares are free of any pre-emptive rights, rights of first refusal and encumbrances;

(3)	No proceedings claims or investigation. Other than the rights of the US Small Business Administration as a limited partner of the Vendor (including the right to appoint a receiver or administrator with respect to the Vendor but which shall not have any material adverse effect on the Vendor’s ability to perform its obligations hereunder), the details of which have been disclosed to the Purchaser, there is no action, proceeding, claim or investigation pending against the Vendor before any court or administrative authority, which, if determined against the Vendor, may reasonably be expected to have a material adverse effect on the Vendor’s ability to perform the obligations under this Agreement;

Share Purchase Agreement

Symphony BPO Solutions Sdn Bhd

(formerly known as Vsource Asia Sdn Bhd)

(4)	Bankruptcy/Insolvency/Reorganization/Moratorium. During the past 5 years, (a) no court has entered a decree or order for (i) relief in respect of it in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (ii) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for it or for all or substantially all of its property and assets or (iii) the winding up or liquidation of its affairs and, if so, in each case, such decree or order is stayed and no longer in effect; and (b) it has not been insolvent and has not (i) commenced a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consented to the entry of an order for relief in an involuntary case under any such law, (ii) consented to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for it or for all or substantially all of its property and assets (except with respect to the rights of the US Small Business Administration as a limited partner of the Vendor (including the right to appoint a receiver or administrator with respect to the Vendor but which shall not have any material adverse effect on the Vendor’s ability to perform its obligations hereunder), the details of which have been disclosed to the Purchaser) or (iii) effected any general assignment for the benefit of its creditors. The Vendor is not currently undergoing a reorganization of capital or shareholding;

(5)	Compliance with Other Instruments. Neither the execution, delivery or performance of this Agreement by the Vendor nor the compliance by the Vendor with any of the provisions hereof will (a) constitute or result in a breach or violation by the Vendor of its articles of limited partnership or other constituent documents, (b) constitute or result in a violation by the Vendor of any law, rule, regulation, judgment, injunction, order, decree or other restriction of any court or governmental authority, (c) constitute or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease license, contract, agreement or other instrument or obligation to which the Vendor is a Party or by which it or any of its respective properties or assets may be bound or (d) require any filing with, or permit, authorization, consent or approval of, any governmental authority by the Vendor except any required filings under the Exchange Act; except, in the case of subclause (c), for violations, breaches and defaults that, individually and in the aggregate, would not be reasonably expected to materially impair the ability of the Vendor to perform its obligations hereunder;

Share Purchase Agreement

Symphony BPO Solutions Sdn Bhd

(formerly known as Vsource Asia Sdn Bhd)

(6)	Disposal of Sale Shares. The Vendor is a sophisticated investor with respect to the disposal of the Sale Shares and has adequate information concerning the business and financial condition of the Company and TIG to make an informed decision regarding the disposal of the Sale Shares and acquisition of the TIG Shares, and has independently and without reliance upon the Purchaser made its own analysis and decision to enter into this Agreement. The Vendor acknowledges that it is acquiring TIG’s shares for its own account and not with a view to distribute TIG’s shares. The Vendor acknowledges that (a) The Purchaser has not made any representation or warranty of any type regarding the TIG Shares save to the extent set out herein, (b)The Purchaser has not made and does not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement, and (c) the transfer of the Sale Shares by the Vendor to the Purchaser at the Completion Date is irrevocable, and that the Vendor shall have no recourse against the Purchaser related thereto except with respect to remedies expressly provided hereunder for breaches of the representation and warranties expressly set forth in this Agreement; and

(7)	Information. The Vendor acknowledges and agrees that (a) the Purchaser may possess material non-public information with respect to the Company and its operations which has not been disclosed to the Vendor (“Company Information”), (b) The Purchaser shall have no liability to the Vendor with respect to the non-disclosure of any Company Information, and the Vendor hereby waives any claim the Vendor has related thereto and releases the Purchaser therefrom, and (c) the Purchaser has not made and does not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement.

Section 5.02 Purchaser’s Representations and Warranties

The Purchaser further warrants and represents to the Vendor as follows:-

(1)	Authority. The Purchaser has the full right, power and authority to execute, deliver and perform its obligations under this Agreement, and all corporate documentation or action required to be taken by it in order to execute, deliver and perform its obligations under this Agreement, has been taken by it, and, this Agreement when executed and delivered by it will constitute a valid and binding obligation of the Purchaser, enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights or (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies;

Share Purchase Agreement

Symphony BPO Solutions Sdn Bhd

(formerly known as Vsource Asia Sdn Bhd)

(2)	Shares in TIG. Save for the TIG Shares, the Purchaser holds no other shares of common or preferred stock in TIG;

(3)	Free from Encumbrances. The Purchaser is entitled to dispose of the TIG Shares to the Vendor together with all rights and benefits attaching thereto without the consent of any other person and the TIG Shares are free of any pre-emptive rights, rights of first refusal and encumbrances. Save as set out herein, the Purchaser makes no warranty with respect to the TIG Shares and does not have in its possession any non-public information with respect to the Company and its operations;

(4)	No proceedings claims or investigation. There is no action, proceeding, claim or investigation pending against the Purchaser before any court or administrative authority, which, if determined against the Purchaser, may reasonably be expected to have a material adverse effect on the Purchaser’s ability to perform the obligations under this Agreement;

(5)	Bankruptcy/Insolvency/Reorganization/Moratorium. During the past five years, (a) no court has entered a decree or order for (i) relief in respect of it in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (ii) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for it or for all or substantially all of its property and assets or (iii) the winding up or liquidation of its affairs and, if so, in each case, such decree or order is stayed and no longer in effect; and (b) it has not been insolvent and has not (i) commenced a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consented to the entry of an order for relief in an involuntary case under any such law, (ii) consented to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for it or for all or substantially all of its property and assets or (iii) effected any general assignment for the benefit of its creditors. The Purchaser is not currently undergoing a reorganization of capital or shareholding;

Share Purchase Agreement

Symphony BPO Solutions Sdn Bhd

(formerly known as Vsource Asia Sdn Bhd)

(6)	Compliance with Other Instruments. Neither the execution, delivery or performance of this Agreement by the Purchaser nor the compliance by the Purchaser with any of the provisions hereof will (a) constitute or result in a breach or violation by the Purchaser of its articles of association or other constituent documents, (b) constitute or result in a violation by the Purchaser of any law, rule, regulation, judgment, injunction, order, decree or other restriction of any court or governmental authority, (c) constitute or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease license, contract, agreement or other instrument or obligation to which the Purchaser is a Party or by which it or any of its respective properties or assets may be bound or (d) require any filing with, or permit, authorization, consent or approval of, any governmental authority by the Purchaser except any required filings under the Exchange Act, except, in the case of subclause (c), for violations, breaches and defaults that, individually and in the aggregate, would not be reasonably expected to materially impair the ability of the Purchaser to perform its obligations hereunder; and

(7)	Purchase of Sale Shares. The Purchaser is a sophisticated purchaser with respect to the acquisition of the Sale Shares and has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the acquisition of the Sale Shares, and has independently and without reliance upon the Vendor made its own analysis and decision to enter into this Agreement. The Purchaser acknowledges that (a) the Vendor has not made any representation or warranty of any type regarding the Sale Shares save to the extent set out herein, (b)The Vendor has not made and does not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement, and (c) the Purchaser shall have no recourse against the Vendor related thereto except with respect to remedies expressly provided hereunder for breaches of the representation and warranties expressly set forth in this Agreement.

Section 5.03 Current Plans or Information on the Company

The Purchaser confirms that it has no current plans (as at the date of this Agreement), to undertake the following within one (1) year from the date hereof: (a) an initial public offering of the shares of the Company for the purposes of listing on a stock exchange; (b) a reverse merger of the Company with a view to listing its shares on a stock exchange; (c) any sale or other disposition by the Purchaser of shares of the Company held by the Purchaser (including by way of a merger of the Company with any other entity); or (d) any sale by the Company of all or substantially all of its assets.

Share Purchase Agreement

Symphony BPO Solutions Sdn Bhd

(formerly known as Vsource Asia Sdn Bhd)

OBLIGATIONS OF THE PARTIES PRIOR TO THE COMPLETION DATE

Section 6.01 Instructions and delivery of documents by the Parties

(1)	The Parties shall undertake the following before the anticipated Completion Date:

(a)	The Vendor shall execute the Share Sale Documents and deposit them with thePurchaser’s solicitors ; and

(b)	The Purchaser shall sign and deposit the Note and the original share certificate for the TIG Shares with the Purchaser’s solicitors (“TIG Documents”); whereupon the Share Sale Documents, the Note and the TIG Documents will be held in escrow by the Purchaser’s solicitors pending Completion. The Purchaser’s solicitors shall issue a confirmation of receipt of the Share Sale Documents, the Note and TIG Documents to the Vendor’s solicitors and the Purchaser.

For the avoidance of doubt, the Vendor hereby waives all rights, interests and/or lien over the Sale Shares upon their transfer on the Completion Date.

COMPLETION

Section 7.01 Completion Of Sale And Purchase

(1)	The completion of the sale and purchase of the Sale Shares herein shall take place on the Completion Date at the registered office of the Purchaser (or such other place as the Parties hereto may hereafter agree).

(2)	Against the delivery of the Share Sale Documents, the Purchaser shall:

(a)	pay to the Vendor cash amounting to US$750,000;

(b)	cause to be delivered to the Vendor the Note; and

(c)	cause to be delivered to the Vendor the TIG Documents.

(3)	For the purposes of recognising a change in the legal and beneficial ownership of the Sale Shares, the acquisition of the Sale Shares shall be completed upon payment by the Purchaser of the Cash Consideration and the delivery of the Note and the TIG Shares.

(4)	The Parties agree that the Purchaser’s obligations under the Note shall be a debt due and owing to the Vendor by the Purchaser after the Completion Date and the Purchaser undertakes to fully settle such obligations by the date set out in the Note.

Share Purchase Agreement

Symphony BPO Solutions Sdn Bhd

(formerly known as Vsource Asia Sdn Bhd)

BREACH, TERMINATION AND SPECIFIC PERFORMANCE

Section 8.01 Vendor’s right to terminate

(1)	If the Purchaser defaults in the payment of the Purchase Consideration to the Vendor in accordance with the provisions of this Agreement, or the Purchaser shall materially breach any of its obligations or any of the provisions under this Agreement, the Vendor shall (without prejudice to any other provisions herein contained or any other rights and remedies as may be available to the Vendor at law or in equity) be entitled to:

(a)	take such action as may be available to the Vendor at law or in equity or as specified in this Agreement; and/or

(b)	claim all damages losses proceedings actions expenses and/or claims whatsoever which the Vendor may suffer by reason of or arising out of any such breach by the Purchaser; and/or

(c)	terminate this Agreement by giving the Purchaser notice in writing.

(2)	The Purchaser hereby agrees to indemnify the Vendor against all costs, charges and expenses incurred or suffered by the Vendor (including legal fees on a solicitor and client basis) in connection with the bringing of any action, suit, proceeding or claim by the Vendor in the enforcement or attempted enforcement of the terms of this Agreement.

Section 8.02 Purchaser’s Right To Terminate

(1)	If the Vendor shall materially breach any of its obligations hereunder or any of the representations and warranties provided under this Agreement are found to be untrue, the Purchaser shall (without prejudice to any other provisions herein contained or any other rights and remedies as may be available to the Purchaser at law or in equity) be entitled to :-

(a)	take such actions as may be available to the Purchaser at law or in equity or as specified in this Agreement; and/or

(b)	claim all damages losses proceedings actions expenses and/or claims whatsoever which the Purchaser may suffer by reason of or arising out of any such breach by the Vendor; and/or

(c)	terminate this Agreement by giving the Vendor notice in writing.

Share Purchase Agreement

Symphony BPO Solutions Sdn Bhd

(formerly known as Vsource Asia Sdn Bhd)

(2)	The Vendor hereby agrees to indemnify the Purchaser against all costs, charges and expenses incurred or suffered by the Purchaser (including legal fees on a solicitor and client basis) in connection with the bringing of any action, suit, proceeding or claim by the Purchaser in the enforcement or attempted enforcement of the terms of this Agreement.

Section 8.03 Termination in event of insolvency

Each Party shall be entitled, at any time, to give notice to the other terminating this Agreement if:-

(1)	the Party is or becomes, or is adjudicated or found to be insolvent or suspends payment of its debts or is (or deemed to be) unable to or admits inability to pay its debts as they fall due or proposes or enters into any composition or other arrangement for the benefit of its creditors generally or proceedings are commenced in relation to the Party under any law regulation or procedure relating to reconstruction or adjustment of its debts or for the winding-up of the Party (which is not set aside within 60 days from its commencement date); or

(2)	an administrator or receiver or a receiver and manager under bankruptcy or insolvency laws or for purposes of preserving creditors’ rights is appointed over, or a distress, attachment or execution is levied or enforced upon, any part of the assets or undertaking of the Party (which is not set aside within 60 days from the date of the order).

MISCELLANEOUS

Section 9.01 Notices

Any notice, or other communication, including, but not limited to any request, demand, consent or approval to or by a Party under this Agreement :-

(1)	must be in writing and in English and sent to the relevant addresses first shown above.

(2)	is deemed to be duly given by the sender and received by or served on the addressee :-

(a)	if by delivery, in person or by cable, when delivered to the addressee;

(b)	if by post, five (5) Business Days from and including the date of postage;

(c)	if by facsimile transmission, when sent by the addressor, but if delivery or receipt is on a day which is not a Business Day or is after 6.00 pm (addressee’s time) it is deemed to be duly given on the next Business Day; and

Share Purchase Agreement

Symphony BPO Solutions Sdn Bhd

(formerly known as Vsource Asia Sdn Bhd)

(3)	can be relied on by the recipient and recipient will not be liable to any other person for any consequences of that reliance if the recipient believes it to be genuine, correct and duly authorised by the sender.

Section 9.02 Good Faith

In entering into this Agreement, the Parties hereto recognise that it is impracticable to make provisions for every contingency that may arise in the course of the performance thereof. Accordingly, the Parties hereto hereby declare it to be their intention that this Agreement shall operate between them in accordance with the principles of good faith, with fairness and without detriment to the interests of any of them and if in the course of performance of this Agreement, unfairness to any Party is disclosed or anticipated or any dispute arises then the Parties hereto shall use their best endeavours (without prior recourse to arbitration or litigation) to agree upon such action as may be necessary and equitable to remove or resolve the cause or causes of the same.

Section 9.03 Entire Agreement

This Agreement and the other documents referred to herein constitute the entire agreement between the Parties hereto with respect to the matters hereof and supersedes all prior agreements and undertakings written or oral of the Parties hereto. Any modification or alteration to any part of this Agreement shall be conferred upon and determined in writing by mutual consultation.

Section 9.04 No Assignment

None of the Parties hereto shall be entitled to assign or transfer all or any part of its rights under this Agreement or delegate its performance under this Agreement without the prior written approval of the other Party and any assignment, transfer or delegation which is made without such prior written approval shall constitute a breach of this Agreement.

Section 9.05 No Partnership

None of the provisions herein shall be deemed to constitute a partnership between the Parties hereto and neither Party shall have any authority to bind or shall be deemed to be the agent of the other Party in any manner whatsoever.

Share Purchase Agreement

Symphony BPO Solutions Sdn Bhd

(formerly known as Vsource Asia Sdn Bhd)

Section 9.06 Waiver

The failure of any Party to insist upon a strict performance of any of the terms or provisions of this Agreement, or to exercise any option, right or remedy herein contained, shall not be construed as a waiver or as a relinquishment of such term, provision, option, right or remedy, but the same shall continue and remain in full force and effect. No waiver by any Party of any term or provision hereof shall be deemed to have been made unless expressed in writing and signed by such Party.

Section 9.07 Severability

If any term, section, clause or provision of this Agreement shall be judged or found to be invalid, void or unenforceable and/or illegal for any reason whatsoever, such invalidity, voidness, unenforceability and/or illegality shall not affect the validity, enforceability, legality and/or operation of any other term, section, clause or provision and such invalid, void, unenforceable and/or illegal term, section, clause or provision held to be invalid, void, unenforceable and/or illegal shall be deemed to have been deleted from this Agreement unless the term, section, clause or provision held to be invalid, void, unenforceable and/or illegal substantially impairs the benefits of the remaining portion of this Agreement.

Section 9.08 Modification

No modification, future representation, promise or agreement in connection with the subject matter of this Agreement shall be valid unless made in writing and signed by both the Parties hereto.

Section 9.09 Legal Costs and Stamp Duty

Each Party shall bear its own solicitors’ costs. The Purchaser shall bear the stamp duty imposed by the Malaysian tax authorities for the transfer of the Sale Shares. The Vendor shall bear all costs and expenses incurred arising from the registration of the TIG Shares in the name of the Vendor and/or its nominee, including the costs of stamp duty or taxes, if any.

Section 9.10 Governing Law

This Agreement shall be governed by and construed in accordance with the laws for the time being in force in Malaysia and the Parties unconditionally submit to the exclusive jurisdiction of the Courts of Malaysia in connection with all matters under this Agreement.

Share Purchase Agreement

Symphony BPO Solutions Sdn Bhd

(formerly known as Vsource Asia Sdn Bhd)

Section 9.11 Effective Date

The Parties hereto agree that this Agreement shall come into force on the date of this Agreement irrespective of the diverse dates upon which the Parties may have each executed this Agreement respectively.

Section 9.12 Further Deeds And Acts

The Parties hereto shall execute and do cause and procure all other necessary persons or companies, if any, to execute and do all such further deeds assurances acts and things as may be reasonably required so that full effect may be given to the terms and conditions of this Agreement.

Section 9.13 Time

Time wherever mentioned shall be the essence of this Agreement, both with regard to the dates and periods specifically mentioned, and as to any dates and periods which may by agreement in writing between the Parties, be substituted for them.

Section 9.14 Agreement In Counterparts

This Agreement may be executed in any number of counterparts:-

(1)	each of which shall be deemed to constitute an original;

(2)	all of which, taken together, shall constitute one and the same instrument; and

(3)	the execution by a Party of any of which shall constitute execution by that Party of all such counterparts.

Section 9.15 Successors Bound

This Agreement is binding on the respective successors-in-title, persons deriving title thereunder and permitted assigns of the Vendor and the Purchaser respectively.

Section 9.16 Deferred Completion

If for any reason, the transactions evidenced by this Agreement shall not be completed on the Completion Date but shall by agreement between the Parties be completed on a subsequent date then references throughout this Agreement to the Completion Date shall thereupon be substituted by reference to the actual date of completion.

Share Purchase Agreement

Symphony BPO Solutions Sdn Bhd

(formerly known as Vsource Asia Sdn Bhd)

Section 9.17 Remedies

No remedy conferred by any of the provisions of this Agreement is intended to be exclusive of any other remedy which is otherwise available at law, in equity, by statute or otherwise, and each and every other remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law, in equity, by statute or otherwise. The election of any one or more of such remedies by any of the Parties shall not constitute a waiver by such Party of the right to pursue any other available remedy.

[The section is intentionally left blank]

Share Purchase Agreement

Symphony BPO Solutions Sdn Bhd

(formerly known as Vsource Asia Sdn Bhd)

IN WITNESS WHEREOF the Parties hereto have caused this Agreement to be executed on the day and year above written.

THE VENDOR

SIGNED by	)
)
For and on behalf of	)
MERCANTILE CAPITAL PARTNERS I, LP	)
in the presence of	)

THE PURCHASER

SIGNED by	)
ABDUL HAMID SH MOHAMED (EXECUTIVE DIRECTOR))
For and on behalf of	)
SYMPHONY HOUSE BHD	)
in the presence of	)

WONG PEI-LING

(NRIC NO: 720901-10-5412)

Share Purchase Agreement

Symphony BPO Solutions Sdn Bhd

(formerly known as Vsource Asia Sdn Bhd)

Schedule A-Form of Transfer

Share Purchase Agreement

Symphony BPO Solutions Sdn Bhd

(formerly known as Vsource Asia Sdn Bhd)

FORM 32A

Companies Act 1965, Section 103(1)	FORM OF TRANSFER OF SECURITIES

1. NAME OF COMPANY:	SYMPHONY BPO SOLUTIONS SDN BHD (formerly known as VSOURCE ASIA SDN BHD)	SIGNATURE(S) OF TRANSFEROR(S)
(IN BLOCK LETTERS)	(COMPANY NO : 502982-W)	Signed, sealed and delivered in the presence of:-
Signature	}
Name	}
}
2. NUMBER OF UNITS	DESCRIPTION OF SECURITIES	CERTIFICATE	Address	}
(IN FIGURES & WORDS)	NUMBERS(S)	}
Occupation	}
15,201 (Fifteen Thousand	Ordinary Shares of RM1.00 each	000036
Two Hundred and One)	Signed, sealed and delivered in the presence of:-
Signature	}
Name	}
3. NAME OF TRANSFEROR(S) : MERCANTILE CAPITAL PARTNERS I, LP	}
Address	}
(IN BLOCK LETTERS)	}
(HEREINAFTER CALLED ‘TRANSFEROR’)	Occupation	}

4. IDENTITY CARD/PASSPORT/COMPANY NO : (36-4341483)	SIGNATURE(S) OF TRANSFEREE(S)
5. NAME & ADDRESS OF TRANSFEREE(S) :	Signed, sealed and delivered in the presence:-	The Common Seal of Symphony House Bhd affixed hereto in the presence of :
(IN BLOCK LETTERS)	Signature	}
SYMPHONY HOUSE BHD	Name	}
LEVEL 17, MENARA MILENIUM	}
JALAN DAMANLELA	Address	}
PUSAT BANDAR DAMANSARA	}
50490 KUALA LUMPUR	Occupation	}
Director Director/Secretary

6. PARTICULARS OF TRANSFEREE (See columns below)	Signed, sealed and delivered in the presence of:-
(IF TRANSFEREE IS A PERSON)	(IF TRANSFEREE IS A BODY CORPORATE)	Signature	}
Identity Card/Passport No.	Company No./Registration No.	Name	}
(Also state colour & type)(Also state country	}
592563-P	Address	}
Nationality	Place of Incorporation	}
Malaysia	Occupation
RACE (If Malaysia) : [ ] Malay [ ] Chinese [ ] Indian [ ] Others (Specify) ___________________

TYPE OF BODY CORPORATE

[    ] Government Agencies/Institutions/Statutory Bodies

[    ] Controlled by Malaysians (Malays/Natives)

[    ] Controlled by Malaysians (Non-Malays/Non-Natives)

[    ] Controlled by Non-Malaysians

I am*/we are* nominee(s) of a person resident in (country)	The consideration sum set forth in a transfer may differ from that which the first seller will receive owing to sub-sales by the original buyer; the Stamp Ordinance requires that in such cases the consideration money paid by the sub-purchaser shall be the one inserted in the form, as regulating and valorem duty (Stamp Ordinance 1949) . Please refer to item 32(b), First Schedule of the Stamp Ordinance 1949 for the stamp duty chargeable on sale of any stock, shares or marketable securities. If the transferor or transferee is a body corporate, the execution of this instrument must be done in accordance with the provision of the constitution of its incorporation. Instrument must be done in accordance with the provision of the constitution of its incorporation.

7. IN CONSIDERATION OF THE SUM HEREIN MENTIONED, *I/WE*, THE TRANSFEROR, HEREBY TRANSFER TO THE TRANSFEREE THE SECURITIES REFERRED TO IN PARAGRAPHS 1 AND 2 HEREOF AND *I/WE*, THE TRANSFEREE, HEREBY ACCEPT THE TRANSFER OF THE SAID SECURITIES

Consideration Sum (In Words) : Ringgit	Consideration Sum (RM) (US$1,824,430-00)

8. Dated this day of December 2007	* Strike out whichever is inapplicable. A husband must not witness the signature of his wife or vice versa

Schedule B-Promissory Note

To:

MERCANTILE CAPITAL PARTNERS I, LP (Company No 36-4341483)

3201 Old Glenview Road,

Wilmette, Illinois 60091,

United States of America

1.	Principal Sum

In consideration of the transfer of 15,201 ordinary shares (“Sale Shares”) of RM1.00 each in Symphony BPO Solutions Sdn Bhd (formerly known as Vsource Asia Sdn Bhd) (Company No: 502982-W), a company with limited liability incorporated in Malaysia under the Malaysian Companies Act 1965 and having its registered address at Level 17, Menara Milenium, Jalan Damanlela, Pusat Bandar Damansara, 50490, Kuala Lumpur, Malaysia to us pursuant to the terms of a Share Purchase Agreement dated 14 December 2007, we, Symphony House Bhd (“the Payer”), a company incorporated in Malaysia under the Companies Act, 1965 and having our registered office at Level 17, Menara Milenium, Jalan Damanlela, Pusat Bandar Damansara, 50490, Kuala Lumpur, Malaysia hereby irrevocably and unconditionally promise to pay to Mercantile Capital Partners I, LP. (“the Payee”), a limited partnership formed in Illinois, USA and having its registered office at the address stipulated above, at the time stipulated hereinbelow, the sum of United States Dollars Seven Hundred and Fifty Thousand (US$750,000.00) (“Principal Sum”) and such payment is to be made by the payment date stipulated in paragraph 2 below.

2.	Payment Date and Interest

2.1 Payment of the Principal Sum is to be made to the Payee on or before 31 July 2008 (“Payment Date”). No interest shall accrue on the Principal Sum if payment is made on or before the Payment Date.

2.2 Interest on this Note shall accrue beginning on 1st August 2008 at the rate of fixed of five percent (5%) per annum on the amount of the unpaid Principal Sum outstanding from time to time calculated on daily rests.

3.	Events of Default

3.1 Upon the occurrence of an Event of Default (as hereinafter described) by the Payer, payment of the Principal Sum shall be immediately accelerated and shall become immediately due and payable and the Payee may demand (by written notice delivered to the Payer) immediate repayment of all or any portion of the Principal Sum hereof.

3.2 For the purposes of this Note, each of the following shall constitute an “Event of Default”:-

(i)	the failure or refusal of the Payer to pay any amount due under this Note as and when the same becomes due and payable in accordance with the terms hereof;

(ii)	if the Payer suspends or threatens to suspend a substantial part of the present business operations which it now conducts, or any governmental authority expropriates or threatens to expropriate all or part of its assets;

(iii)	any indebtedness of the Payer becomes due and capable of being declared due before its stated maturity, any guarantee or similar obligation of the Payer is not discharged at maturity or when called or the Payer goes into default under, or commits a material breach of any instrument or agreement relating to any such indebtedness, guarantee or other obligation;

(iv)	an encumbrancer takes possession of, or a trustee, receiver or similar office is appointed in respect of, all or any part of the business or assets of the Payer or distress or any form of execution is levied or enforced upon or issued out against any such assets and is not discharged within one hundred and fifty days (150) days of being levied, enforced or issued out;

(v)	the Payer becomes or is declared insolvent or convenes a meeting of its creditors, or proposes or makes any arrangement or composition with, or any assignment for the benefit of, its creditors or a petition is presented or a meeting is convened for the purpose of considering a resolution or other steps are taken for the winding up of the Payer (other than for the purposes of reconstruction);

(vi)	a restraining order is obtained in favour of the Payer pursuant to Section 176(10) of the Malaysian Companies Act 1965.

4.	Governing Laws

This Note shall be governed by, and shall be construed in accordance with, the laws of Malaysia. If any word, phrase, sentence, clause, section, subsection or provision of this Note as applied to any party or to any circumstance is adjudged by a court to be invalid or unenforceable, the same will in no way affect any other circumstance or the validity or enforceability of any other word, phrase, sentence, clause, section, subsection or provision of this Note.

5.	Assignment

Neither the Payee nor the Payer is permitted to assign this Note without the prior written consent of the other party, which consent shall not be unreasonably withheld.

6.	Enforcement Costs

If an Event of Default occurs, and if thereafter this Note is placed in the hands of an advocate or solicitor for collection, or if this Note is collected in whole or in part through legal proceedings of any nature, then and in any such case, Payer promises to pay all costs of collection, including but not limited to legal fees incurred by Payee on account of such collection.

7.	Amendments

This Note may not be amended or modified without the prior written consent of Payer and Payee.

8.	Time of the Essence

Time is of the essence with respect to all of Payer’s obligations under this Note.

9.	Waiver

No delay on the part of Payee in the exercise of any power or right under this Note shall operate as a waiver thereof, nor shall a single or partial exercise of any such power or right preclude other or further exercise thereof or the exercise of any other power or right.

Dated this      day of

The Common Seal of the Payer is duly affixed hereto in accordance with its Articles of Association in the presence of:

Director	Director/Secretary.